EXHIBIT NUMBER 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE



            PRG-SCHULTZ REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS
           ANNOUNCES STRATEGIC BUSINESS INITIATIVES TO BETTER POSITION
                          COMPANY FOR LONG-TERM GROWTH


ATLANTA, JULY 28, 2003 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the second quarter 2003, updated its 2003 full-year outlook and provided an outlook for the third quarter 2003. In addition, the Company announced certain strategic initiatives aimed at improving financial performance and positioning it for long-term sustainable and profitable growth.

SECOND QUARTER 2003  FINANCIAL  HIGHLIGHTS

o    Net earnings were $0.07 per diluted share.
o    Revenues totaled $99.3 million:
     o    Revenues from Accounts Payable Services totaled $82.2 million.
     o    Revenues from Other Ancillary Services totaled $17.1 million.
o Operating income margin was 9.2% of revenues for the quarter, compared to 12.4% a year ago.
o EBITDA margin was 13.6% of revenues for the quarter, compared to 15.7% a year ago (see schedule 5 for reconciliation of EBITDA to net earnings).
o Cash flow from operating activities increased to $14.0 million for the six months ended June 30, 2003, from $8.9 million in the same period a year ago.
o Capital expenditures totaled $5.6 million for the six months ended June 30, 2003.

John Cook, chairman, chief executive officer and president of PRG-Schultz stated, "We were disappointed with our financial results for the second quarter. Our US retail accounts payable operations continue to be adversely impacted by an extremely weak retailing environment. Additionally, some of our largest US retail accounts payable clients remain extremely cautious in light of numerous and highly publicized inquiries by the Securities and Exchange Commission into the overall accounting for vendor-supplied promotional allowances. As a result, several of our retail clients have slowed the process of approving and processing our claim findings, subjecting them to additional levels of internal review. We view both the continued weakness in the retailing environment and this climate of unprecedented caution by our clients to be temporary in nature, but believe they could continue at least for the duration of 2003."

"We attribute some of our performance to the need for better execution, particularly as it relates to results in our international accounts payable operations and continued challenges in our US commercial accounts payable operations. We are actively addressing these execution shortcomings through multiple courses of corrective action in order to capitalize on the significant long-term potential of these businesses, which we continue to believe to be promising."


STRATEGIC BUSINESS INITIATIVES

Cook continued, "We firmly believe that the value proposition we present to our clients remains powerful and consistent, and that each of the markets we serve provides long-term opportunities which PRG-Schultz, as the definitive industry leader, is uniquely poised to capture. As a result, we are undertaking several strategic initiatives to improve our business performance and to position ourselves for sustainable profitable growth once overall business conditions improve."

The Company is currently identifying and implementing actionable plans in its US accounts payable business and corporate support functions to improve productivity and profitability by streamlining the organization for cost efficiency while providing greater consistency in its audit tools and methodologies. All of these initiatives, which are considerable in scope, have the ultimate objective of strengthening the Company's partnerships with its clients. The Company will be conducting this work over the next 12 months in planned stages and preliminarily expects to achieve annualized cost savings of at least $10 - $12 million and create an operating structure which will position PRG-Schultz to better achieve long-term sustainable and profitable growth.


SECOND QUARTER 2003 FINANCIAL RESULTS

Revenues for the second quarter of 2003 totaled $99.3 million, compared to $118.3 million in the second quarter of 2002. Revenues from Accounts Payable Services and Other Ancillary Services totaled $82.2 million and $17.1 million, respectively, for the quarter compared to $104.8 million and $13.5 million, respectively, a year ago. The year-over-year decrease of approximately 22% in Accounts Payable Services revenues was due primarily to a decrease in revenues from the Company's US Accounts Payable Services operations, which declined approximately 29% year-over-year. Revenues from the Company's international Accounts Payable Services operations were approximately even with the same period last year, adversely impacted by a decrease in revenues from the United Kingdom. Revenues from Other Ancillary Services increased 27% year-over-year, due to the generation of higher revenues in the Company's Meridian VAT Reclaim business.

Net earnings for the second quarter of 2003 were $4.3 million, or $0.07 per diluted share, compared to $7.8 million, or $0.11 per diluted share, in the second quarter of 2002.

As required under generally accepted accounting principles, after-tax interest and amortization expense related to the Company's convertible notes of approximately $1.0 million and $2.1 million, respectively, for the second quarter and first six months of both 2003 and 2002 have been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have been added to the diluted share count for both the second quarter and first six months of 2003 and 2002.

Operating income for the second quarter totaled $9.1 million, or 9.2% of revenues, compared to $14.7 million, or 12.4% of revenues, in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2003 totaled $13.5 million, or 13.6% of revenues, compared to $18.5 million, or 15.7% of revenues, in the second quarter of 2002. See schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings.

The Company reiterated that, to the best of its knowledge, the SEC investigations into vendor-supplied promotional allowances focus on how and when retailers record promotional allowances in their income statements, which is unrelated to the work performed by PRG-Schultz.


FIRST SIX MONTHS 2003 FINANCIAL RESULTS

Revenues for the first six months of 2003 totaled $199.9 million, compared to $228.6 million in the first six months of 2002. Revenues from Accounts Payable Services and Other Ancillary Services totaled $166.7 million and $33.2 million, respectively, for the first six months compared to $202.4 million and $26.2 million, respectively, a year ago.

Net earnings for the first six months of 2003 were $9.0 million, or $0.14 per diluted share, compared to a loss of $1.7 million. Earnings from continuing operations, prior to discontinued operations, for the first six months of 2003 were $8.7 million, or $0.14 per diluted share. This compares to earnings from continuing operations, prior to discontinued operations and the cumulative effect of an accounting change, of $13.2 million, or $0.19 per diluted share, in the first six months of 2002.

Operating income for the first six months of 2003 totaled $18.3 million, or 9.2% of revenues, compared to $25.6 million, or 11.2% of revenues, in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first six months of 2003 totaled $26.8 million, or 13.4% of revenues, compared to $34.6 million, or 15.1% of revenues, in the first six months of 2002. See schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings.

Effective January 1, 2002, the Company implemented SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that an intangible asset with a finite life be amortized over its useful life and that an intangible asset with an infinite life and goodwill not be amortized but evaluated for impairment. During the second quarter of 2002, the Company and its advisors completed the required transitional testing and determined that $28.3 million of goodwill pertaining to the Other Ancillary Services segment was impaired as of January 1, 2002. In accordance with generally accepted accounting principles, this non-cash impairment charge in the amount of $17.2 million on an after-tax basis was recorded as a cumulative effect of a change in accounting principle, retroactive to January 1, 2002.

During the first quarter of 2003, the Company recorded an after-tax gain from discontinued operations of $0.3 million to reflect receipt of a portion of the revenue-based royalty from the sale of the Logistics Management Services segment in October 2001, as adjusted for certain expenses accrued as part of the estimated loss on the sale of the segment. During the first quarter of 2002, the Company recorded a non-cash, after-tax gain from discontinued operations of $2.3 million, as required by generally accepted accounting principles, to return the accounting for the previously discontinued operations to the historical cost basis.

Schedules 3 & 4 provide summary financial results from continuing operations for the second quarter and first six months of 2003 and 2002 by operating segment.
Schedule 5 provides a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings.


CASH FLOW, DSOs AND CAPITAL EXPENDITURES

Net cash from operating activities for the six months ended June 30, 2003 was approximately $14.0 million, compared to $8.9 million in 2002.

Company-wide, Days Sales Outstanding (DSOs) for the second quarter of 2003 stood at 53 days, compared to 52 days a year ago. DSOs for Accounts Payable Services were 62 days, compared to 57 days a year ago. Company-wide DSOs were lower than those for Accounts Payable Services, as two of the three business units which comprise the Other Ancillary Services reporting segment are on the cash basis of revenue recognition in accordance with Securities and Exchange Commission guidance.

Capital expenditures totaled approximately $5.6 million for the first six months of 2003, compared to $14.6 million in the same period a year ago. Capital expenditures were significantly higher for the full year 2002 than the Company estimates for 2003 due to the acquisition and integration of Howard Schultz & Associates, as well as the relocation of the Company's corporate headquarters in 2002. The Company currently expects capital expenditures in 2003 to total approximately $13 million.


SHARE REPURCHASES

On October 28, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $50.0 million of PRG-Schultz common shares. Purchases may be made in the open market or in privately negotiated transactions from time to time and will depend on market conditions, business opportunities and other factors. During the second quarter 2003, the Company repurchased 386,067 shares for approximately $2.5 million. The Company funded the purchases and anticipates funding future purchases through a combination of cash flow from operations and borrowings under the Company's senior bank credit facility. There remain approximately $35.0 million of share repurchases available under the authorization. The Company does not currently intend to effect any repurchases of shares during the quarter ending September 30, 2003.


BANK CREDIT FACILITY

The Company maintains a $55.0 million senior bank credit facility that is syndicated between three banking institutions led by Bank of America. The facility contains customary covenants including financial ratios. As of June 30,

2003, the Company had outstanding borrowings under this credit facility of $38.3 million and was in full compliance with all covenants. Based upon the Company's outlook for the duration of 2003, as set forth in a separate section of this press release, the Company believes it highly probable that it will not be in compliance with one or more of the financial ratio covenants contained in the credit facility when the next required calculation is made on September 30, 2003. The Company will be working with its banking syndicate over the next two months with a view toward prospectively relaxing the stringency of its financial ratio covenants. Should the company not be in compliance with one or more of the financial ratio covenants when the next required calculation is made on September 30, 2003, and if an agreement with the banking syndicate to relax the stringency of the financial ratio covenants has not been concluded prior to the due date of the Company's Form 10-Q for the third quarter of 2003, the Company will be required to reclassify its long-term debt to the banks as a current liability as of September 30, 2003. Although there can be no assurance as to the outcome of these negotiations, the three banks that comprise the Company's current banking syndicate have historically been cooperative and accommodating in similar past situations. The Company intends to issue a press release immediately upon resolution of this matter.


2003 OUTLOOK

The Company noted that, as a result of the continuing challenges in the business environment, coupled with the currently-known incremental costs of undertaking the previously discussed strategic business initiatives, it is lowering its revenues and earnings estimates for the remainder of the year. The Company also noted that, given the preliminary status of identifying and implementing these initiatives, neither the savings to be achieved nor total costs to be incurred in achieving those savings are reflected in this guidance. Specific costs that have already been identified or incurred in connection with these strategic initiatives are reflected in this outlook and are noted below.

Full-year 2003

For the full-year 2003, total revenues from continuing operations are expected to range from $410 - 415 million. Revenues from Accounts Payable Services are estimated to range from $350 - 355 million. Revenues from Other Ancillary Services are estimated to approximate $60 million.

Diluted earnings per share from continuing operations are expected to range from $0.31 - 0.34 in 2003. This outlook includes an earnings reduction of approximately $0.04 per diluted share to reflect already-identified severance and other costs related to the Company's strategic business initiatives as noted above.

The Company anticipates generating operating income margin in the range of 10% - 11% of revenues in 2003. Depreciation and amortization are expected to approximate 4% of revenues.

Third quarter 2003

For the third quarter 2003, total revenues from continuing operations are expected to range from $100 - 103 million. Revenues from Accounts Payable Services are estimated to range from $86 - 89 million. Revenues from Other Ancillary Services are estimated to approximate $14 million.

Diluted earnings per share from continuing operations are expected to range from $0.05 - 0.06 in the third quarter of 2003. This outlook includes an earnings reduction of approximately $0.02 per diluted share to reflect already-identified severance and other costs related to the Company's strategic business initiatives as noted above.


CONFERENCE CALL AND WEBCAST INFORMATION

PRG-Schultz will hold a conference call today, July 28, 2003 at 10 a.m. ET. Listeners in the U.S. and Canada should dial 800.374.0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706.643.1837. To access the conference call, provide the leader's name 'John Cook', reference the Company, and provide the passcode 'PRGX.'

The teleconference will also be audiocast on the Internet at www.prgx.com. Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.


ABOUT PRG-SCHULTZ INTERNATIONAL, INC.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.


FORWARD LOOKING STATEMENTS

Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we have violated our debt covenants in the past and it is highly probable that we will do so again when we subsequently report our covenant compliance for the rolling four quarter period ending September 30, 2003, (ii) violation of our debt covenants could result in an acceleration of our outstanding bank debt (totaling $38.3 million as of June 30, 2003) and we may not have sufficient liquid resources to pay the accelerated debt, (iii) if the current economic conditions do not improve, particularly the current negative conditions in the retail sector, our clients may not make sufficient levels of purchases from which to deduct our claim findings and we therefore may be unable to recognize anticipated revenues, (iv) we may experience revenue losses or delays as a result of our clients' potential revision of claim approval and claim processing guidelines, (v) the continued weakness in the retailing environment and the climate of caution by our clients may continue longer than anticipated, (vi) the bankruptcy of any of our larger clients, or of any such clients' larger customers or suppliers, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (vii) a portion of $5.5 million in payments on account from a bankrupt client of the Company received during the quarter ended March 31, 2003 might be recoverable as "preference payments" under United States bankruptcy laws and, if so, would result in the recording of an expense provision in the Company's financial statements, (viii) modifications to auditor compensation models may negatively impact employee productivity and retention, and therefore, our ability to generate revenues, (ix) the businesses comprising the Other Ancillary Services segment may require additional time and effort of Company executives and additional Company resources to help them achieve desired profitability and may distract management from its focus on the Company's core Accounts Payable Services business, and there is no guarantee that the Company can operate these businesses efficiently and profitably, (x) we may not achieve anticipated expense savings in connection with our strategic business initiatives, (xi) our past and future investments in technology may not benefit our business, (xii) our Accounts Payable Services businesses may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing broad-scope audits, (xiii) our international expansion may prove unprofitable, and (xiv) the integration of our US Accounts Payable Services operations may adversely affect our ability to generate anticipated revenues and profits and may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) the possibility of an adverse judgment in pending securities litigation, (ii) potential timing issues that could delay revenue recognition, (iii) future weakness in the currencies of countries in which we transact business, (iv) changes in economic cycles, (v) competition from other companies, (vi) changes in governmental regulations applicable to us, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-Q as filed with the Securities and Exchange Commission on May 13, 2003. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

                                      # # #

CONTACT:
                  Leslie H. Kratcoski
                  Investor Relations
                  (770) 779-3099

                                   SCHEDULE 1
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)
                                                                      THREE MONTHS                          SIX MONTHS
                                                                     ENDED JUNE 30,                       ENDED JUNE 30,
                                                                2003                2002               2003              2002
                                                           ----------------    ---------------    ---------------    -------------
Revenues                                                    $      99,268       $    118,297       $    199,913       $   228,583
Cost of revenues                                                   60,631             68,689            122,561           131,937
Selling, general and administrative expenses                       29,502             34,949             59,053            71,090
                                                           ----------------    ---------------    ---------------    -------------

     Operating income                                               9,135             14,659             18,299            25,556

Interest (expense), net                                            (2,218)            (2,429)            (4,430)           (4,674)
                                                           ----------------    ---------------    ---------------    -------------

   Earnings from continuing operations before income
     taxes, discontinued operations and cumulative
     effect of accounting change                                    6,917             12,230             13,869            20,882


Income taxes                                                        2,594              4,439              5,201             7,726
                                                           ----------------    ---------------    ---------------    -------------

   Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change                                              4,323              7,791              8,668            13,156

Discontinued operations:
   Gain on disposal / retention of discontinued
     operations, net of income taxes                                    -                  -                324             2,310
                                                           ----------------    ---------------    ---------------    -------------


   Gain from discontinued operations                                    -                  -                324             2,310
                                                           ----------------    ---------------    ---------------    -------------

   Earnings before cumulative effect of accounting change           4,323              7,791              8,992            15,466

Cumulative effect of accounting change, net of income
   taxes                                                                -                  -                  -           (17,208)
                                                           ----------------    ---------------    ---------------    -------------

   Net earnings (loss)                                      $       4,323       $      7,791       $      8,992       $    (1,742)
                                                           ================    ===============    ===============    =============

Basic earnings (loss) per share:
   Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change                                      $        0.07       $       0.12       $       0.14       $      0.21

   Discontinued operations                                              -                  -               0.01              0.04

   Cumulative effect of accounting change                               -                  -                  -             (0.28)
                                                           ----------------    ---------------    ---------------    -------------
   Net earnings (loss)                                      $        0.07       $       0.12       $       0.15       $     (0.03)
                                                           ================    ===============    ===============    =============

Diluted earnings (loss) per share:
   Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change                                      $        0.07       $       0.11       $       0.14              0.19

   Discontinued operations                                              -                  -                  -              0.03

   Cumulative effect of accounting change                               -                  -                  -             (0.22)
                                                           ----------------    ---------------    ---------------    -------------
   Net earnings                                             $        0.07               0.11               0.14                 -
                                                           ================    ===============    ===============    =============

Weighted average shares outstanding:
   Basic                                                           61,658             63,955             62,020            61,743
                                                           ================    ===============    ===============    =============
   Diluted                                                         78,054             81,825             78,482            79,219
                                                           ================    ===============    ===============    =============


                                   SCHEDULE 2
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                           JUNE 30,             DECEMBER 31,
                                                                                             2003                   2002
                                                                                      --------------------    -----------------
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                            $     23,841            $    14,860
   Receivables:
     Contract receivables                                                                     58,148                 69,976
     Employee advances and miscellaneous receivables                                           3,196                  3,600
                                                                                      --------------------    -----------------
       Total receivables                                                                      61,344                 73,576
                                                                                      --------------------    -----------------
   Funds held for client obligations                                                          14,464                  9,043
   Prepaid expenses and other current assets                                                   5,074                  4,068
   Deferred income taxes                                                                      22,994                 25,930
                                                                                      --------------------    -----------------
       Total current assets                                                                  127,717                127,477
Property and equipment                                                                        33,481                 35,057
Goodwill                                                                                     372,380                371,833
Intangible assets                                                                             35,373                 36,214
Deferred income taxes                                                                         10,988                 10,628
Other assets                                                                                   4,459                  4,571
                                                                                      --------------------    -----------------
       Total assets                                                                     $    584,398            $   585,780
                                                                                      ====================    =================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current installments of long-term debt                                               $          -            $     5,527
   Obligation for client payables                                                             14,464                  9,043
   Accounts payable and accrued expenses                                                      22,213                 24,269
   Accrued payroll and related expenses                                                       34,196                 50,411
   Deferred revenue                                                                            4,327                  2,665
                                                                                      --------------------    -----------------
       Total current liabilities                                                              75,200                 91,915

Long-term debt, excluding current installments                                                38,342                 26,363
Convertible notes, net of unamortized discount of $3,061 in 2003 and
   $3,509 in 2002                                                                            121,939                121,491
Deferred compensation                                                                          3,668                  4,011
Other long-term liabilities                                                                    4,038                  4,115
                                                                                      --------------------    -----------------
       Total liabilities                                                                     243,187                247,895
                                                                                      --------------------    -----------------
Shareholders' equity:
   Preferred stock                                                                                 -                      -
   Common stock                                                                                   67                     67
   Additional paid-in capital                                                                492,095                491,894
   Accumulated deficit                                                                      (101,686)              (110,678)
   Accumulated other comprehensive loss                                                          (76)                (1,601)
   Less treasury stock at cost                                                               (48,710)               (41,182)
   Unearned portion of restricted stock                                                         (479)                  (615)
                                                                                      --------------------    -----------------
       Total shareholders' equity                                                            341,211                337,885
                                                                                      --------------------    -----------------
       Total liabilities and shareholders' equity                                       $    584,398            $   585,780
                                                                                      ====================    =================

                                   SCHEDULE 3
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
          SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                   (UNAUDITED)

THREE MONTHS ENDED JUNE 30

(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                       -------------------------------------------------------------
                                                    2003                             2002
                                       -------------------------------------------------------------
                                            $             % REV.           $             % REV.
----------------------------------------------------------------------------------------------------
ACCOUNTS PAYABLE SERVICES
Revenues                                    $82,189                     $104,849
Operating Income                            $14,703        17.9%         $28,595            27.3%
----------------------------------------------------------------------------------------------------
OTHER ANCILLARY SERVICES
Revenues                                    $17,079                      $13,448
Operating Income                             $5,590        32.7%            $522             3.9%
----------------------------------------------------------------------------------------------------
CORPORATE SUPPORT
Operating Income                           ($11,158)      -11.2%        ($14,458)          -12.2%
----------------------------------------------------------------------------------------------------
TOTAL
Revenues                                    $99,268                     $118,297
Operating Income                             $9,135         9.2%         $14,659            12.4%

Earnings from
Continuing Operations                        $4,323         4.4%          $7,791             6.6%

Diluted Earnings Per Share from
Continuing Operations                         $0.07                        $0.11

Diluted Shares                               78,054                       81,825
----------------------------------------------------------------------------------------------------
Notes:
Corporate Support Operating Income % Shown as a % of Total Revenues

Earnings  from  Continuing  Operations  and  Diluted  Earnings  Per  Share  from
Continuing  Operations are prior to Gain from  Discontinued  Operations  (2003 &
2002) and Cumulative Effect of an Accounting Change (2002).


                                   SCHEDULE 4
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
          SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                   (UNAUDITED)

SIX MONTHS ENDED JUNE 30

(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                       ---------------------------------------------------------------------
                                                    2003                               2002
                                       ---------------------------------------------------------------------
                                               $             % REV.               $               % REV.
------------------------------------------------------------------------------------------------------------

ACCOUNTS PAYABLE SERVICES

Revenues                                       $  166,722                         $   202,347
Operating Income                                  $30,630        18.4%            $    53,133         26.3%
------------------------------------------------------------------------------------------------------------
OTHER ANCILLARY SERVICES

Revenues                                       $   33,191                         $    26,236
Operating Income                               $   10,770        32.4%            $     3,081         11.7%
------------------------------------------------------------------------------------------------------------
CORPORATE SUPPORT

Operating Income                               $  (23,101)      -11.6%            $   (30,658)       -13.4%
------------------------------------------------------------------------------------------------------------
TOTAL

Revenues                                       $  199,913                         $   228,583
Operating Income                               $   18,299         9.2%            $    25,556         11.2%

Earnings from
Continuing Operations                          $    8,668         4.3%            $    13,156          5.8%

Diluted Earnings Per Share from
Continuing Operations                          $     0.14                         $      0.19

Diluted Shares                                     78,482                              79,219
------------------------------------------------------------------------------------------------------------

Notes:
Corporate Support Operating Income % Shown as a % of Total Revenues

Earnings from Continuing Operations and Diluted Earnings Per Share from Continuing Operations are prior to Gain from Discontinued Operations (2003 &
2002) and Cumulative Effect of an Accounting Change (2002).

                                   SCHEDULE 5
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
         RECONCILIATION OF EBITDA TO EARNINGS FROM CONTINUING OPERATIONS

                                   (UNAUDITED)
(IN THOUSANDS)

                                                        THREE MONTHS                          SIX MONTHS
                                                       ENDED JUNE 30,                       ENDED JUNE 30,
                                             ---------------------------------    ---------------------------------
                                                  2003             2002                2003                2002
                                             ---------------   ---------------    ---------------   ---------------

Net Earnings                                   $   4,323         $   7,791          $    8,992          $   (1,742)

Deduct:
Cumulative Effect of Accounting Change,
 Net of Income Taxes                                   -                 -                   -             (17,208)
Gain From Discontinued Operations                      -                 -                 324               2,310
----------------------------------------     ---------------   ---------------    ---------------   ---------------

Earnings from Continuing Operations            $   4,323         $   7,791          $    8,668          $   13,156

Add:
Income Taxes                                       2,594             4,439               5,201               7,726
Interest                                           2,218             2,429               4,430               4,674
Depreciation and Amortization                      4,317             3,885               8,480               9,054
---------------------------------------      ---------------   ---------------    ---------------   ---------------

EBITDA                                         $  13,452         $  18,544           $  26,779          $   34,610

Total Revenues                                    99,268           118,297             199,913             228,583

EBITDA as % of Revenues                            13.6%             15.7%               13.4%               15.1%


In this press release, the Company has provided a financial measure, EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA is considered a 'non-GAAP' financial measure within the meaning of Regulation G and may not be similar to EBITDA measures employed by other companies. EBITDA is presented solely as a supplemental disclosure because management believes it to be an effective measure of the operating performance of the Company's core business activities. EBITDA should not be considered in isolation of or as a substitute for other measures for determining operating performance or liquidity that are calculated in accordance with GAAP. This schedule provides a reconciliation of EBITDA to net income, in accordance with Securities and Exchange Commission guidance.